August 17, 2021

Mark Culhane
90 McCormick Lane
Atherton, CA 94027
Dear Mark:

Your employment with Teradata Corporation (“Teradata” or the “Company”) terminated effective as of June 30, 2021. As a participant in the Teradata Executive Severance Plan (“Plan”), you are entitled to the following severance benefits under Section 4(b) of the Plan, conditioned upon your timely execution and non-revocation of the attached separation agreement and release (“Release”):
•Salary and target annual bonus continuation for 12-months, for a total of $1,020,000 less required withholdings and deductions (“Severance Pay”), which will be paid in equal installments over the 12-month period following the effective date of the Release;
•Continued eligibility for a pro-rated incentive bonus for the year of termination, payable following the determination of Teradata’s actual financial performance, and subject to the terms and conditions of the Company's Management Incentive Plan. The bonus will be paid on the same schedule as these bonuses are paid to other eligible participants, and will be subject to required withholdings and deductions;
•The Company will contribute towards your COBRA premiums the portion of the premiums currently paid by the Company for your medical, dental and/or vision benefits for up to 12-months from the date of your termination of employment (you must apply for COBRA benefits, Teradata cannot do so on your behalf);
•Outplacement services for 12-months from the date of termination of your employment; and
•Pro-rata vesting of your outstanding service-based restricted share units (“RSU”) and performance-based restricted share unit (“PBRSU”) awards, plus one additional year of vesting of your outstanding service-based RSUs. Your RSUs that are scheduled to vest under the Plan in connection with your termination will be distributed to your Fidelity account shortly after the effective date of the Release. In the case of your PBRSUs for which the applicable performance period has not been completed as of your termination date, shares will be distributed subject to actual achievement of the applicable performance goals, as determined by the Compensation Committee of the Board after the end of the applicable performance period.

If you have any questions about your equity awards, please contact Fidelity Stock Plan Services on 1-800-429-2363.

In addition, as agreed between you and Teradata and in connection with the termination of your employment, and conditioned upon your timely execution and non-revocation of the Release, Teradata will pay you the sum of $35,525 (the ‘Additional Amount”), which represents the aggregate amount of your rent of $5,000/month plus associated payments of an additional $75/month from July 1, 2021 through the end of the lease term (i.e., through January 31, 2022) under your outstanding condominium lease in the San Diego, California area that was part of your commuting benefits while employed by the Company. The Company will pay you the Additional Amount within 10 business days following the date upon which the Release is effective.
Also, as per your Grant Agreement dated March 1, 2020, the 70,206 outstanding service-based restricted share units (“RSU”) received on March 1, 2020, for retention purposes, have been fully vested and delivered to you, less required withholdings.
Your right to receive any severance benefits under the Plan is subject to all the terms and conditions of the Plan, and the description of Plan benefits above is a summary and does not modify the terms of the Plan (except for the timing of your Severance Pay, as set forth above).
Mark, should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Kathy Cullen-Cote
Kathy Cullen-Cote
Chief Human Resources Officer

Accepted and acknowledged by:

/s/ Mark Culhane                 9/11/21
Mark Culhane                            Date